May 17, 2019

Jan H. Loeb
President and Chief Executive Officer
Acorn Energy, Inc.
1000 N West Street, Suite 1200
Wilmington, DE 19801

       Re: Acorn Energy, Inc.
           Registration Statement on Form S-1
           Filed May 3, 2019
           File No. 333-231206

Dear Ms. Loeb:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sherry Haywood, Staff Attorney at (202) 551-3345 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction